Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-32044, 333-43175, 333-16077, 333-40640, 333-84384, 333-127406, 333-150122, 333-164015, 333-163992, 333-160769, 333-159795, 333-170740, 333-189099, 333-184504, 333-189097, 333-184411, 333-231217 and 333-254786), Form S-3 (333-227644) and Form S-4 (333-254962) of M&T Bank Corporation of our report dated March 1, 2021, with respect to the consolidated statements of condition of People’s United Financial, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the Form 8-K of M&T Bank Corporation dated August 10, 2021.

/s/ KPMG LLP

Stamford, Connecticut

August 10, 2021

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